Exhibit 3.1

STRATEGIC STORAGE GROWTH TRUST, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter (the “Charter”) of Strategic Storage Growth Trust, Inc., a Maryland corporation (the “Corporation”), is hereby amended to change the designation of the Corporation’s common stock, $0.001 par value per share, to Class A Common Stock, $0.001 par value per share. All references in the Charter to “Common Stock” and “Common Stockholders” are hereby changed to “Class A Common Stock” and “Class A Common Stockholders,” respectively.

SECOND: The amendment to the Charter as set forth above has been duly advised and approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 28th day of September, 2015.

ATTEST:		STRATEGIC STORAGE GROWTH TRUST, INC.

/s/ Paula Mathews		By:	/s/ H. Michael Schwartz
Name:	Paula Mathews	Name:	H. Michael Schwartz
Title:	Secretary	Title:	President